Exhibit 99.2
AMENDMENT TO STOCK PURCHASE AGREEMENTS
     This Amendment made as of April 18, 2008 relates to the Stock Purchase Agreements entered into as of February 12, 2008, by and among lroquois Master Fund Ltd, and Ellis Capital LLC (“Buycrs”) and Rudolf and Doris Gunnerman (“Gunnerman”).
     For mutual good and valuable consideration and the mutual covenants, conditions and agreements herein contained, and other good and valuable consideration and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Reference is hereby made to the Pricing Period, as defined in Section 2(b) of the Stock Purchase Agreement (the “Original Pricing Period”). The Pricing Period is hereby amended to be the thirty trading days commencing on the first trading day after the end of the Original Pricing Period.
     2. Capitalized terms employed herein shall have the meanings given to them in the Stock Purchase Agreements.
     3. Except as modified herein, all of the terms of the Stock Purchase Agreements remain in full force and effect.
     4. All of the venue, jurisdiction, notice and miscellaneous provisions of the Stock Purchase Agreements apply to this Amendment.
     5. This Amendment shall be effective immediately.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 w as of the first date above written.

/s/ Rudolf Gunnerman RUDOLF GUNNERMAN	/s/ Doris Gunnerman DORIS GUNNERMAN
PURCHASERS

IROQUOIS MASTER FUND LTD.	ELLIS CAPITAL LP

/s/ Joshua Silverman By: Joshua Silverman	/s/ Martin Chopp By: Martin Chopp
Its: Authorized Signatory	Its: Authorized Signatory
The Escrow Agent acknowledges receipt of this Second Amendment.

/s/ Grushko & Mittman, P.C. GRUSHKO & MITTMAN, P.C. – Escrow Agent